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                                                                   EXHIBIT 99(b)

     VERIO INC. ANNOUNCES THIRD QUARTER RESULTS

     ENGLEWOOD, Colo. -- Oct, 27, 1998 --

     Recent Highlights:

     o Herbert R. Hribar, former Ameritech Cellular chief, joins Verio as President and COO


     o Since June 30, 1998, Verio has closed six acquisitions for $63.4mm, adding $25mm in annualized revenue (including the recent acquisition of a leading European Web hosting operation)

     o The TABNet acquisition and pending Hiway acquisition will make Verio the world's largest domain-based Web hosting company

     o Increased sales and marketing expenses drive a substantial increase in bookings

     o  The Company reported one-time integration expenses of $3.4 million

     Verio Inc. (NASDAQ:VRIO), a leading provider of Internet connectivity, Web hosting and other enhanced services to businesses, announced today significant revenue growth for the quarter ended September 30, 1998. Revenues for the third quarter of 1998 were $33.8 million, an increase of $24.2 million over the $9.6 million reported for the third quarter of 1997. Revenues for the third quarter increased $5.3 million, or 18 percent, over the second quarter of 1998. Pro forma for all acquisitions closed to date, total revenues for the third quarter were $35.7 million. This does not include the revenues for Hiway Technologies, which were approximately $10.4 million for the quarter. Verio currently expects to close the previously announced agreement to acquire Hiway by year-end.

     Net loss to common shareholders for the third quarter was $33.6 million, or $1.03 per share, compared with $13.3 million or $11.25 per share for the third quarter of 1997. Expenses in the third quarter include approximately $3.5 million in higher sales and marketing expenses compared to the second quarter, and approximately $3.4 million in one-time charges primarily associated with the implementation of the company's network and operational consolidation strategy, including the elimination of approximately 250 positions.

     Among Verio's many significant developments in the third quarter were the acquisition of TABNet and the announced agreement to acquire Hiway, positioning Verio as the world's largest domain-based Web hosting company, with over 150,000 Web sites hosted. Web hosting serves as the essential foundation for providing electronic


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     commerce and other high-margin enhanced services - areas where Verio has a strong market position and intends further expansion. In addition, these acquisitions give Verio significant additional distribution channels, including online advertising relationships with industry-leading search engines and portals, an experienced telemarketing force, an additional 2,000 resellers located domestically and in more than 100 countries, and private label OEM-type relationships with major telecommunications companies in the United States and overseas. Verio's recently announced acquisition of WWW-Service AG in Germany leverages an existing Hiway reseller relationship to create a significant operating presence in a key European market.

     "The notable success of our acquisition program has greatly improved the strategic positioning of the company to supply a complete range of Internet services to our rapidly growing customer base," said Verio CEO Justin L. Jaschke. "While the company continues to pursue strategic opportunities to enhance its long-term value, the addition of Mr. Herbert Hribar as President and COO gives the company an equally strong focus on integration, operational improvements and internal growth."

     "We have made significant strides in meeting the challenges of integrating our acquisitions and building the sales and marketing engine to drive internal growth toward our goal of achieving EBITDA profitability in mid-1999," said Herbert R. Hribar, President and COO. "The staff reductions and related one-time expenses are not easy steps to take, but they are the logical outcome of the company's successful consolidation strategy and are consistent with our goal of integrating operations to capture scale and operating efficiencies."

     The increased sales and marketing expense has resulted in a significant increase in the company's bookings, most of which are not yet reflected in revenues due to the slow telco provisioning cycle. Bookings for new recurring revenues have more than doubled from approximately $300,000 in June to more than $600,000 in both August and September. Verio's Web hosting operations have received a significant portion of the increased spending as the company moved to take advantage of its leadership position in this industry segment. Payroll and commission expenses also increased as the company achieved its year-end goal of more than 200 quota-carrying salespeople one quarter earlier than expected.

     The one-time charges are primarily related to the costs associated with the elimination of approximately 250 positions, which are no longer necessary due to the integration of these functions onto Verio's national services. Currently, more than 80 percent of all the ISP operations that Verio had acquired at the beginning of 1998 are on Verio's national backbone, network monitoring, financial, billing and customer care systems. The company remains on target to have substantially all of these operations on the national services by year-end. In addition, the improved operating efficiencies that were identified in the successful combination in June of Verio's eastern and mid-Atlantic operations will be applied to Verio's other regions, resulting in a consolidation from nine into five regions.

     The company also continues to make significant operational progress in consolidating duplicate points of presence ("POPs") that resulted from overlapping acquisitions, closing a total of 31 through the third quarter with 17 more scheduled for the fourth quarter. This will exceed the original estimate of 40 closures in 1998. In addition, the transition of network traffic onto the Qwest network has resulted in over 4,000 miles of new capacity, and the reduction of approximately $300,000 in monthly payments to third-party transit providers. The company continues to experience delays in the provisioning of local circuits. These delays result in higher cost of goods sold as it takes longer to close POPs and to move transit circuits.


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     ABOUT VERIO

     Verio Inc. (NASDAQ:VRIO) is a leading provider of Internet connectivity, Web hosting and enhanced Internet services with an emphasis on serving the small and mid-sized business market. Since its inception in March 1996, Verio has rapidly established a global presence through the acquisition, integration and growth of independent Internet providers with a business customer focus that deliver locally-based sales and engineering support in 39 of the top 50 U.S. markets under the Verio brand name and provide Web hosting services to customers in more than 100 countries.

     For more information on Verio, visit the company's Web site at www.verio.net. The corporate headquarters are located in Englewood, Colorado at 8005 S. Chester St., Suite 200, 80112, phone number 303.645.1900.

     Except for the historical information contained herein, certain matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions and implementation of network infrastructure. Readers are also encouraged to refer to Verio's reports from time to time filed with the Securities and Exchange Commission, including the Company's Current Report on Form 8-K filed on July 7, 1998, and the Company's Current Report on Form 8-K filed on October 28, 1998 for a further discussion of Verio's business and risk factors that may affect operating and financial results and the financial information provided herein with respect to recent acquisitions.

                                   Verio Inc.
                       Summary Consolidated Financial Data
                 (amounts in millions, except per share amounts)


                      3 Months Ended    9 Months Ended    9 Months Ended
                         9/30/98          9/30/98             9/30/98
                        (unaudited)      (unaudited)   (unaudited/pro-forma (1))
          Statement
           of
           Operations
           Data:
          Revenue
          Dedicated     $   14.4         $   36.9            $   45.9
          Dial-up            6.4             16.3                18.9
          Enhanced
           services
            and other       13.0             30.3                65.3
            Total
             revenue        33.8             83.5               130.1
          Costs of
           goods sold       15.1             37.9                50.5
          Selling,
           general
           and
           adminis-
           trative          33.2             79.1               115.8
            Total costs
             and
             expenses       62.9            148.7               223.5
          Loss from
           operations      (29.1)           (65.2)              (93.4)
          Net loss
           attributable
           to common
           stockholders $  (33.6)        $  (88.3)           $ (107.4)

          Loss per
           common share
           - basic
            and diluted $  (1.03)        $  (5.06)           $  (4.11)
                        ========         ========            ========
          Weighted
           average
           common
           shares
           outstanding -
            basic and
            diluted         32.5             17.5                26.1


          Other Data:
          EBITDA (2)    $  (17.4)        $  (38.4)           $  (36.2)
          Cash flow
           from
           operations       (6.2)           (36.3)
          Capital
           expenditures      7.7             15.8


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
                        12/31/97          9/30/98             9/30/98
                                       (unaudited)     (unaudited/pro-forma (1))

          Balance Sheet
           Data:
          Cash and cash
           equivalents  $   72.6         $  245.9            $  141.0
          Restricted
           cash and
           securities       40.6             21.4                21.4
          Goodwill, net     83.2            210.0               534.0
          Total assets     246.5            562.3               805.6
          Long-term debt
           and capital
           lease
           obligations,
           net of
           current
           portion         142.3            274.5               280.5

          Redeemable
           preferred
           stock            97.2               --                  --
          Stockholders'
           equity
          (deficit)        (27.0)           234.6               462.6

          (1) Pro forma for the Completed Acquisitions as if they had occurred on September 30, 1998 for balance sheet purposes and on January 1, 1998 for statement of operations data purposes.

          (2) EBITDA represents earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in ISPs and fixed assets. The primary measure of operating performance is net earnings (loss). Although EBITDA is a measure commonly used in the Company's industry, it should not be construed as an alternative to net earnings (loss), determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP. In addition, the measure of EBITDA presented herein by the Company may not be comparable to other similarly titled measures of other companies.